Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

2012 EPS Increased 27%; Earnings of $0.65 per Share;

Quarterly Dividend Increased 11%

CINCINNATI, OHIO, MARCH 7, 2013 - CECO Environmental Corp. (NasdaqGM:CECE), a leading global provider of air pollution control technology systems, product recovery and filtration technology, today announced fourth quarter and full year financial results for the period ended December 31, 2012.

Financial highlights for the fourth quarter of 2012 compared to the fourth quarter of 2011 include:

Net sales were $34.3 million compared to $37.8 million in the comparable quarter, a decrease of 9.3%. The decrease in sales was related to timing on projects in process and the schedule for completion converting into revenue;

Gross profit was relatively unchanged at $11.2 million from $11.3 million in 2011;

Gross margin increased to 32.7% from 29.9%;

Operating income increased by 15.8% to $4.4 million from $3.8 million in 2011;

Operating margin increased to 12.8% from 10.1% in 2011;

Net income increased by 14.8% to $3.1 million compared to net income of $2.7 million in 2011;

Net income per diluted share was $0.18 compared to $0.17 in 2011;

Backlog as of December 31, 2012 was $59.5 million compared to $54.9 million as of December 31, 2011;

Bookings in the fourth quarter were $26.3 million compared to $37.4 million in 2011. Year-to-date 2013 bookings are approximately 20% higher than in the same period in 2012;

Cash and cash equivalents were $23.0 million as of December 31, 2012 compared to $12.7 million as of December 31, 2011 with no bank debt; and

On December 31, 2012, CECO completed the acquisition of Adwest Technologies, Inc., a leader in the design and manufacture of regenerative thermal oxidizers (RTOs) for the global air pollution control market. Adwest generated approximately $12 million in revenues in 2012 and their entire management team, led by Craig Bayer, will continue in their roles.

Financial highlights for the twelve months ended December 31, 2012 compared to twelve months ended December 31, 2011 include:

Net sales were $135.1 million compared to $139.2 million in 2011, a decrease of 2.9%;

Gross profit increased by 11% to $42.4 million from $38.2 million in 2011;

Gross margin increased to 31.4% from 27.4%;

Operating income increased by 34.7% to $16.7 million from $12.4 million in 2011;

Operating margin increased to 12.4% from 8.9% in 2011;

Net income increased 31.3% to $10.9 million compared to net income of $8.3 million in 2011;

Net income per diluted share was $0.65 compared to $0.51 in the previous year;

Cash provided by operations increased by 93.1% to $16.8 million compared to $8.7 million in 2011; and

Year-to-date bookings were $139.7 million compared to $139.8 million in 2011.

Subsequent Event

On March 4, 2013, CECO announced it had acquired Aarding Thermal Acoustics B.V., one of the world leaders in natural gas turbine exhaust systems and silencer applications. Headquartered in the Netherlands with a significant global sales footprint, Aarding generated revenues of approximately $34 million in 2012. Aarding’s principals, Martin Pranger and Norbert Pieterse, will continue in their leadership roles and will lead CECO’s expanding global natural gas business.

Quarterly Dividend

On March 6, 2013, CECO’s Board of Directors approved raising its quarterly dividend 11% to $0.05 per share from the previous quarterly dividend of $0.045 per share. The dividend will be paid on March 28, 2013 to all shareholders of record at the close of business on March 18, 2013. CECO initiated a Dividend Reinvestment Plan (“DRIP”) in 2012 that provides for the voluntary reinvestment of dividends by its stockholders.

“We are very pleased with CECO’s results throughout 2012 as we executed on our core goals including profitable growth, improving margins and significant operating cash flow generation,” commented Jeff Lang, CECO’s Chief Executive Officer. “During 2012, we continued our focus on profitable revenues as well as selling non-core assets that were not key to our growth strategy. In addition, together with our recent exciting acquisitions of both Aarding and Adwest, CECO is ideally positioned within our industry to become the global leader in the air pollution control sector.”

Phillip DeZwirek, CECO’s Chairman, said “Our management team, our product breadth and our engineering leadership have provided CECO with the necessary assets to achieve above-average growth in both profitability and shareholder value in 2013 and beyond. We are confident in our long term prospects and have increased our dividend again to provide additional value for our shareholders.”

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CECO will host a conference call on Thursday, March 7, 2013 at 8:30 a.m. EST to review its financial results for the quarter. Conferencing details are as follows:

Dial in number:	800-706-7745
International dial in number:	617-614-3472
Participant passcode:	95570451

Replay:	888-286-8010
International:	617-801-6888
Passcode:	95746346

The call can be accessed at CECO’s web site at www.cecoenviro.com.

ABOUT CECO ENVIRONMENTAL

CECO Environmental is a leading global provider of air pollution control technology. Through its subsidiaries – Busch International, CECO Filters, CECO Abatement Systems, Kirk & Blum, Effox-

Flextor, Fisher-Klosterman/Buell, CECO China, A.V.C. Specialists and the recent acquisitions of Aarding and Adwest, CECO provides a wide spectrum of air quality products and services including engineered equipment, cyclones, scrubbers, dampers, diverters, RTO’s, component parts and monitoring and management services. Industries served include refining, petro-chemical, power, aluminum, steel, automotive, chemical and large industrial processes. Revenue is approximately 75% from engineered equipment technology and 25% from parts, services and aftermarket. Global Growth, Operational Excellence, Margin Expansion, Safety, and Employee Development are CECO’s core competencies and long term objectives.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com.

Contact:

Corporate Information

Jeff Lang, CECO Environmental Corp.

1-800-333-5475

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2012	2011	2012	2011
Net sales	$34,332	$37,752	$135,052	$139,192
Cost of sales	23,148	26,453	92,609	101,024

Gross profit	11,184	11,299	42,443	38,168
Selling and administrative	6,705	7,401	25,429	25,359
Amortization	79	100	331	441

Income from operations	4,400	3,798	16,683	12,368
Other income, (expense) net	(19)	16	(152)	452
Interest expense (including related party interest of $39 and $60, and $217 and $237, respectively)	(340)	(267)	(1,168)	(1,137)

Income from operations before income taxes	4,041	3,547	15,363	11,683
Income tax expense	989	805	4,513	3,411

Net income	$3,052	$2,742	$10,850	$8,272

Per share data:
Basic net income	$0.20	$0.19	$0.73	$0.58
Diluted net income	$0.18	$0.17	$0.65	$0.51

Weighted average number of common shares outstanding:
Basic	15,473,944	14,523,776	14,813,186	14,386,410

Diluted	17,363,121	17,109,306	17,246,058	17,115,284

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

Dollars in thousands, except per share data

	DECEMBER 31, 2012	DECEMBER 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$22,994	$12,724
Accounts receivable, net	29,499	23,109
Costs and estimated earnings in excess of billings on uncompleted contracts	5,747	10,643
Inventories, net	3,898	4,344
Prepaid expenses and other current assets	2,183	2,650

Total current assets	64,321	53,470
Property and equipment, net	4,885	5,651
Goodwill	19,548	14,661
Intangibles – finite life, net	1,283	526
Intangibles – indefinite life	3,526	3,218
Deferred income tax asset, net	0	848
Deferred charges and other assets	541	971

	$94,104	$79,345

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,543	$13,569
Billings in excess of costs and estimated earnings on uncompleted contracts	11,368	9,647
Accrued income taxes	1,079	393

Total current liabilities	26,990	23,609
Other liabilities	4,992	3,146
Deferred income tax liability, net	128	0
Convertible subordinated notes (including related parties notes of $3,950 in 2011)	0	9,600

Total liabilities	32,110	36,355

Shareholders’ equity:
Preferred stock, $.01 par value; 10,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 17,096,543 and 14,654,262 shares issued in 2012 and 2011, respectively	171	146
Capital in excess of par value	54,800	44,249
Accumulated earnings	9,691	1,301
Accumulated other comprehensive loss	(2,312)	(2,350)

	62,350	43,346
Less treasury stock, at cost, 137,920 shares in 2012 and 2011, respectively	(356)	(356)

Total shareholders’ equity	61,994	42,990

	$94,104	$79,345

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, and include, but are not limited to: our dependence on fixed price contracts and the risks associated therewith, including actual costs exceeding our estimates and our method of accounting for contract revenue; our history of losses and possibility of further losses; fluctuations in operating results from period to period due to seasonality of our business; the effect of growth on our infrastructure, resources, and existing sales; our ability to expand our operations in both new and existing markets; the potential for contract delay or cancellation; the potential for fluctuations in prices for manufactured components and raw materials; the impact of federal, state or local government regulations; economic and political conditions generally; and the effect of competition in the air pollution control and industrial ventilation industry. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. We caution investors that other factors might, in the future, prove to be important in affecting our results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to our views as of the date the statement is made. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.